EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	Vice President, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES LAUNCH OF SUPPRELIN® LA FOR CENTRAL

PRECOCIOUS PUBERTY

Revolutionary Treatment for Children Now Available

LEXINGTON, MA, June 25, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced the launch and availability of SUPPRELIN® LA (histrelin acetate) subcutaneous implant, 50mg, for the treatment of children with Central Precocious Puberty (CPP). The Company has completed all pre-launch activities and has shipped initial launch quantities to specialty pharmacies. The Indevus sales force has completed their training activities and has begun detailing and marketing SUPPRELIN LA.

“I am extremely pleased to announce the introduction of SUPPRELIN LA. We believe the unique attributes of SUPPRELIN LA establish a new standard of convenience for patients, families and physicians,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “SUPPRELIN LA offers a rapid suppression of hormones and sustained efficacy for a full year while other therapies require injections every three to four weeks. I am also very pleased that as a result of an extensive pre-launch planning effort, we have been able to bring this much needed treatment to patients and physicians in less than two months following FDA approval.”

Paul Saenger, M.D., Professor of Pediatrics, Albert Einstein College of Medicine stated, “SUPPRELIN LA provides patients and their families a rapid and sustained treatment option that significantly reduces the inconvenience of frequent dosing and may improve long-term compliance. SUPPRELIN LA achieves and maintains excellent suppression of peak LH and sex steroid levels for one year in children with CPP and is well tolerated. Importantly, feedback from parents and patients indicate nearly uniform enthusiasm about this form of treatment as compared to traditional injections.”

Indevus will be hosting a virtual press briefing with leading experts on Central Precocious Puberty and new treatment options at the MAGIC Foundation Annual

Educational Conference on Growth Disorders July 19-22 in Chicago, IL. The MAGIC Foundation is the leading patient support organization on growth disorders in children. For more information on the press briefing, contact Emily Butler at 202-955-6222.

About SUPPRELIN LA

SUPPRELIN LA was approved by the U.S. Food and Drug Administration (FDA) on May 3, 2007 and is a once-yearly implant which utilizes the Company’s patented Hydron implant technology. The implant is inserted subcutaneously in the inner aspect of the upper arm and is specifically designed to provide a continuous release over 12 months of approximately 65mcg/day of the gonadotropin releasing hormone (GnRH) analog histrelin.

FDA approval was based on the review of data from clinical studies conducted in children 4-11 years of age. A total of 47 children, 44 female and 3 male, were studied in two trials over 9 to 18 months of treatment. The most commonly reported adverse reaction was implant site reaction. A long-term follow-up study is on-going.

Prescribing Information

Complete prescribing information for SUPPRELIN LA is available from the Company upon request.

About Central Precocious Puberty

Central Precocious Puberty is the premature development of secondary sex characteristics that normally occur during puberty. In females, premature development is usually defined as earlier than 8 years of age, and in males, as earlier than 9 years of age. Children with CPP have an increased likelihood of psycho-social problems and also show significantly advanced bone age that can lessen their ability to attain full adult height.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, DELATESTRYL® to treat male hypogonadism, and SUPPRELIN® LA, for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO®, VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VANTAS®, SUPPRELIN® LA and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.